EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 33-37491, 33-46656, 33-65154, 333-61177, 333-44790, and 333-99423) on Form S-8 of Vicor Corporation of our reports dated March 14, 2014, with respect to the consolidated balance sheet of Vicor Corporation as of December 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Vicor Corporation.

/s/ KPMG LLP

Boston, Massachusetts

March 14, 2014